Exhibit 99.1

Ophthotech Reports First Quarter 2015 Financial and Operating Results

— Conference Call and Webcast Today, May 11, 2015, at 5:00 p.m. ET —

New York, NY, May 11, 2015 — Ophthotech Corporation (Nasdaq: OPHT) today announced financial results for the first quarter ended March 31, 2015 and provided an update on the Company’s business and product development programs.

Recent Highlights

•                  As announced today, Ophthotech has completed patient recruitment in the Company’s first Phase 3 trial of Fovista® in combination with Lucentis® (ranibizumab) in wet Age-Related Macular Degeneration (AMD).  In addition to announcing this achievement, the Company also provided information pertaining to the overall Fovista® Phase 3 program including additional recruitment timelines.  These announcements will be discussed during today’s conference call/webcast (see press release issued earlier today and call in details below).

•                  In March 2015, Ophthotech achieved a second $50 million enrollment milestone from Novartis Pharma AG related to the $130 million total potential enrollment-based milestones under its ex-US licensing and commercialization agreement with Novartis entered into in May 2014.  Payment on this milestone was received in April 2015 and was triggered upon Ophthotech reaching the second enrollment goal in its pivotal Fovista® Phase 3 clinical program.

•                  Ophthotech has expanded the clinical program for Fovista® beyond its pivotal Phase 3 program in wet AMD, and is advancing its second product candidate Zimura®, an inhibitor of complement factor C5, in both dry AMD and wet AMD.

•                  Fovista® Expansion Program:

•                  Ophthotech’s study investigating the potential of Fovista® in combination with anti-VEGF therapy in reducing subretinal fibrosis in wet AMD patients continues to enroll well.

•                  During the first quarter of 2015, the Company dosed the first patient in its treatment burden reduction program which is investigating the potential of Fovista® combination therapy in reducing the treatment frequency associated with anti-VEGF monotherapy in wet AMD patients.

•                  Ophthotech has initiated the planning process for a Fovista® combination therapy trial in anti-VEGF monotherapy resistant (failure) patients with wet AMD, which is expected to commence this year.

•                  Zimura® Program:  During the first quarter of 2015, Ophthotech dosed the first patient in a clinical trial of Zimura® in combination with anti-VEGF therapy for patients with polypoidal choroidal vasculopathy, a variant of wet AMD. The Company expects to advance Zimura® to a Phase 2/3 clinical trial for treatment of geographic atrophy, a form of dry AMD, in the second half of 2015.

“We remain focused on the execution of our ongoing Fovista® Phase 3 program, which is highlighted by our successful completion of patient recruitment of the first Phase 3 trial of Fovista® in combination with Lucentis®,” said David Guyer, M.D., Chief Executive Officer and Chairman of

the Board of Ophthotech. “The first quarter of this year has resulted in solid progress for Ophthotech as we continue to expand and focus on the progress of our Fovista® and Zimura® AMD programs.”

Management Appointments

During the first quarter of 2015, Ophthotech announced the appointment of two executives to its senior management team.  Kourous A. Rezaei, M.D. joined as Senior Vice President and Chief Medical Officer and Dan Salain joined as Senior Vice President, Global Head of Manufacturing and Supply Chain.

Financial Results

•                As of March 31, 2015, the Company had $433.3 million in cash, cash equivalents, and marketable securities.

•                Collaboration revenue was $41.7 million for the quarter ended March 31, 2015 and primarily related to the $50.0 million enrollment-based milestone that was achieved under Ophthotech’s agreement with Novartis. The balance of the milestone was recorded as deferred revenue. The Company did not have any collaboration revenue in the comparable period in 2014.

•                Research and development expenses were $24.6 million for the quarter ended March 31, 2015 compared to $14.4 million for the same period in 2014.  The increase in research and development expense in the quarter ended March 31, 2015 relates primarily to the Company’s Fovista® Phase 3 clinical program.

•                General and administrative expenses were $9.6 million for the quarter ended March 31, 2015 compared to $6.3 million for the same period in 2014. The increase in general and administrative expense in the quarter March 31, 2015 relates primarily to an increase in costs to support the Company’s expanded operations and public company infrastructure, including additional management, corporate staffing, professional services and consulting fees, and increased share-based compensation.

•                The Company reported net income for the quarter ended March 31, 2015 of $7.6 million, or $0.22 per diluted share, compared to a net loss of $20.7 million, or ($0.64) per diluted share for the same period in 2014.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss this announcement. The call is scheduled for May 11, 2015 at 5:00 p.m. Eastern Time. To participate in this conference call, dial 888-427-9421 (USA) or 719-785-9449 (International), passcode 1056670. A live, listen-only audio web cast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is 888-203-1112 (USA Toll Free), passcode 1056670.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat back of the eye diseases, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF therapy that represents the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura®, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy (a form of dry AMD) and, potentially in combination with anti-VEGF therapy and Fovista®, for the treatment of wet AMD. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the potential receipt of milestone payments and royalties under its ex-US licensing and commercialization agreement, the timing and progress of the Fovista® Phase 3 clinical program, including the timing of completion of enrollment in ongoing Fovista® Phase 3 clinical trials, obtaining initial, topline data from these clinical trials and seeking marketing approval for Fovista®, the potential of Fovista® as a wet AMD combination therapy, and the initiation of additional clinical trials for Fovista® and Zimura®. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

Contacts: Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Chris Vancheri

SmithSolve LLC on behalf of Ophthotech Corporation

973-442-1555 ext. 124

Chris.vancheri@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Statement of Operations Data:
Collaboration Revenue	$41,678	$—
Costs and expenses:
Research and development	24,557	14,377
General and administrative	9,584	6,349
Total costs and expenses	34,141	20,726
Income (loss) from operations	7,537	(20,726)
Interest income	73	44
Income (loss) before income tax provision	7,610	(20,682)
Income tax provision	—	—
Net income (loss)	$7,610	$(20,682)
Net income (loss) per common share :
Basic	$0.22	$(0.64)
Diluted	$0.22	$(0.64)
Weighted average common shares outstanding:
Basic	34,154	32,282
Diluted	35,239	32,282

	March 31, 2015	December 31, 2014
	(in thousands)
Balance sheet data:
Cash, cash equivalents, and marketable securities	$433,286	$463,560
Due from Novartis Pharma, AG	$50,249	$960
Total assets	$517,425	$498,370
Royalty purchase liability	$125,000	$125,000
Deferred revenue	$217,946	$209,624
Total liabilities	$355,832	$351,249
Additional paid-in capital	$435,204	$428,390
Accumulated deficit	$(273,628)	$(281,238)
Total stockholders’ equity	$161,593	$147,121